Exhibit a(1)

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

                1.  The name of the limited liability company is PARADIGM Multi Strategy Fund I, LLC.

                2.  The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington. The name of its Registered Agent at such address is The Corporation Trust Company.

                IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of PARADIGM Multi Strategy Fund I, LLC this 22nd day of September, 2005.

/s/ Markus Karr

Markus Karr
Managing member
PARADIGM Capital Management, LLC